------
FORM 3                                 U.S. SECURITIES AND EXCHANGE COMMISSION
------                                           Washington D.C.  20549

                              INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                         Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                  Section 30(f) of the Investment Company Act 1940
--------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person  |2.Date of Event Re-  |4. Issuer Name and Ticker or Trading Symbol                    |
|                                        |  quiring Statement  |                                                               |
|   Harries       Robert         I.      |  (Month/Day/Year)   |  C&D TECHNOLOGIES, INC.   (CHP)                               |
|----------------------------------------|     5/29/02         |---------------------------------------------------------------|
|   (Last)        (First)        (MI)    |---------------------|5.Relationship of Reporting Person to Issurer|6.If Amendment,  |
|                                        |3.IRS or Social Se-  |         (Check all applicable)              | Date of Original|
|   7312 Elbow Lane                      |  curity Number of   |                                             | (Month/Day/Year)|
|----------------------------------------|  Reporting Person   | _X_ Director        ___ 10% Owner           |-----------------|
|          (Street)                      |  (Voluntary)        | ___ Officer (give   ___ Other (specify      |7. Individual or |
|                                        |                     |       title below)             below)       | Joint/Group     |
|                                        |                     |                                             | filing (Check   |
|                                        |                     |                                             | applicable line)|
|                                        |                     |                                             |_X_Form filed by |
|   Philadelphia,    PA          19119   |                     |                                             | One Reporting   |
|                                        |                     |                                             | Person          |
|----------------------------------------|---------------------|---------------------------------------------|___Form filed by |
|  (City)            (State)     (Zip)   |                                                                   | More than One   |
|                                        |         TABLE I - Non-Derivative Securities Owned                 | Reporting Person|
|----------------------------------------|-------------------------------------------------------------------------------------|
|1.Title of Security         |2.Amount of Securities      | 3. Ownership             |4.Nature of Indirect Beneficial Ownership|
|  (Instr. 4)                |  Beneficially Owned        |    Form: Direct (D)      |  (Instr. 5)                             |
|                            |  (Instr. 4)                |    or Indirect (I)       |                                         |
|                            |                            |    (Instr. 5)            |                                         |
|----------------------------|----------------------------|--------------------------|-----------------------------------------|
|                            |                            |                          |                                         |
|    Common Stock            |        2,000               |          D               |                                         |
|----------------------------|----------------------------|--------------------------|-----------------------------------------|
|                            |                            |                          |                                         |
|                            |                            |                          |                                         |
|                            |                            |                          |                                         |
|----------------------------|----------------------------|--------------------------|-----------------------------------------|
|                            |                            |                          |                                         |
|                            |                            |                          |                                         |
|                            |                            |                          |                                         |
|----------------------------|----------------------------|--------------------------|-----------------------------------------|
|                            |                            |                          |                                         |
|                            |                            |                          |                                         |
|                            |                            |                          |                                         |
|----------------------------|----------------------------|--------------------------|-----------------------------------------|
|                            |                            |                          |                                         |
|                            |                            |                          |                                         |
|                            |                            |                          |                                         |
|----------------------------|----------------------------|--------------------------|-----------------------------------------|
|                            |                            |                          |                                         |
|                            |                            |                          |                                         |
|                            |                            |                          |                                         |
--------------------------------------------------------------------------------------------------------------------------------

Reminder: Report of a separate line for each class securities owned directly or indirectly.
                                                                  SEC1473 (8-92)
                                                                   PAGE: 1 of 2

FORM 3 (continued)        TABLE II - Derivative Securities Beneficially Owned
                                  (e.g., puts, calls, warrants, options, covertible security)
--------------------------------------------------------------------------------------------------------------------------------
|1.Title of Derivative Security      |2.Date Exer-     |3.Title and Amount of Securities |4.Conver- |5.Owner-  |6.Nature of In-|
|  (Instr. 4)                        |  cisable and    |  Underlying Derivative Security |  sion or | ship     |  direct       |
|                                    |  Expiration     |  (Instr. 4)                     |  Exercise| Form of  |  Beneficial   |
|                                    |  Date (Month/   |                                 |  Price of| Deriv-   |  Ownership    |
|                                    |  Day/Year)      |                                 |  Deri-   | ative    |               |
|                                    |-----------------|---------------------------------|  vative  | Security |               |
|                                    |Date    |Expira- |                       | Amount  |  Security| Direct   |               |
|                                    |Exer-   |tion    |        Title          | or      |          | (D) or   |               |
|                                    |cisable |Date    |                       | Number  |          | Indirect |               |
|                                    |        |        |                       |of Shares|          | (I)      |               |
|                                    |        |        |                       |         |          | (Instr 5)|               |
|------------------------------------|--------|--------|-----------------------|---------|----------|----------|---------------|
|                                    |        |        |                       |         |          |          |               |
|                                    |        |        |                       |         |          |          |               |
|------------------------------------|--------|--------|-----------------------|---------|----------|----------|---------------|
|                                    |        |        |                       |         |          |          |               |
|                                    |        |        |                       |         |          |          |               |
|------------------------------------|--------|--------|-----------------------|---------|----------|----------|---------------|
|                                    |        |        |                       |         |          |          |               |
|                                    |        |        |                       |         |          |          |               |
|------------------------------------|--------|--------|-----------------------|---------|----------|----------|---------------|
|                                    |        |        |                       |         |          |          |               |
|                                    |        |        |                       |         |          |          |               |
|------------------------------------|--------|--------|-----------------------|---------|----------|----------|---------------|
|                                    |        |        |                       |         |          |          |               |
|                                    |        |        |                       |         |          |          |               |
|------------------------------------|--------|--------|-----------------------|---------|----------|----------|---------------|
|                                    |        |        |                       |         |          |          |               |
|                                    |        |        |                       |         |          |          |               |
|------------------------------------|--------|--------|-----------------------|---------|----------|----------|---------------|
|                                    |        |        |                       |         |          |          |               |
|                                    |        |        |                       |         |          |          |               |
|-------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:


                                     /s/ Robert I. Harries           05/29/02
                                    ------------------------------- ----------
                                    **Signature of Reporting Person   Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

                                                                 SEC 1473 (8-92)
                                                                    PAGE 2